UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 2, 2011
MedQuist Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35069	98-0676666
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation)		Identification No.)
9009 Carothers Parkway
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
(866) 295-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Agreement and Release
On August 2, 2011, Robert Aquilina, the former executive chairman of MedQuist Holdings Inc. (the “Company”), CBay Inc. (“CBay”) and MedQuist Inc. (“MedQuist” and, together with the Company and CBay, the “Company Group”) entered into an Agreement and Release (the “Aquilina Agreement”). Pursuant to the Aquilina Agreement, Mr. Aquilina separated employment with the Company Group, effective as of the close of business on June 30, 2011 (the “Separation Date”) and ceaseed serving as the non-executive chairman of the board of directors of the Company (the “Board”) on July 11, 2011. Mr. Aquilina remains a director of the Company.
Under the Aquilina Agreement, Mr. Aquilina will receive cash severance equal to his annual base salary of $500,000 plus $475,000, payable in substantially equal installments over the 12-month period following the Separation Date per the Company’s regularly scheduled payroll cycle. The severance payments will begin on the first payroll date to occur after the expiration of the six-month period following the Separation Date. Mr. Aquilina’s receipt of the severance described above is subject to his continued compliance with certain restrictive covenants.
In addition to the receipt of severance, all of Mr. Aquilina’s outstanding and unvested Company stock options have become vested and exercisable in connection with his departure pursuant to the Aquilina Agreement and an amendment to Mr. Aquilina’s stock options entered into by the Company and Mr. Aquilina on August 2, 2011 (the “Aquilina Amendment”). Both the Aquilina Amendment and the Aquilina Agreement also provide that Mr. Aquilina’s stock options will remain exercisable until December 30, 2012 and will expire on December 31, 2012, subject to Mr. Aquilina’s continued compliance with certain restrictive covenants.
The Aqulina Agreement contains a mutual non-disparagement provision. Mr. Aquilina has acknowledged that he remains subject to, and will continue to abide by, the restrictive covenants in the employment agreement between him, the Company, and CBay, dated August 8, 2008, as amended. If the Board determines, in its reasonable discretion and acting in good faith, that Mr. Aquilina has breached these restrictive covenants, the Company’s obligation to pay any unpaid installments of severance will cease and all of Mr. Aquilina’s outstanding and unexercised stock options will terminate.
The Aquilina Agreement and Aquilina Amendment are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.3, respectively. The full text of each are incorporated herein by reference.
Separation Agreement and General Release
On August 2, 2011, Michael Seedman, the former chief technology officer of the Company, and the Company entered into a Separation Agreement and General Release (the “Seedman Agreement”). Pursuant to the Seedman Agreement, Mr. Seedman separated employment with the Company Group, effective as of the close of business on April 1, 2011 (the “Termination Date”). Under the Seedman Agreement, Mr. Seedman will receive cash severance equal to his annual base salary of $120,000 plus $72,000, payable in substantially equal installments over the 12-month period following the Termination Date per the Company’s regularly scheduled payroll cycle. Mr. Seedman’s receipt of the severance described above is subject to his continued compliance with certain restrictive covenants. Mr. Seedman is also entitled to reimbursement for any unreimbursed business expenses incurred prior to the Termination Date.

In addition to the receipt of severance, all of Mr. Seedman’s outstanding and unvested Company stock options have become vested and exercisable in connection with his departure pursuant to the Seedman Agreement and an amendment to Mr. Seedman’s stock options entered into by the Company and Mr. Seedman effective August 2, 2011 (the “Seedman Amendment”). The Seedman Amendment also provides that Mr. Seedman’s stock options will remain exercisable until December 30, 2012 and will expire on December 31, 2012, subject to Mr. Seedman’s continued compliance with certain restrictive covenants.
The Seedman Agreement contains a mutual non-disparagement provision. Mr. Seedman has acknowledged that he remains subject to, and will continue to abide by, the restrictive covenants in the employment agreement between him and the Company, dated August 8, 2008, as amended. If Mr. Seedman breaches the restrictive covenants, the Company’s obligation to pay any unpaid installments of severance will cease and any obligations the Company may have under Mr. Seedman’s employment agreement shall also cease.
The Seedman Agreement and Seedman Amendment are attached to this Current Report on Form 8-K as Exhibits 10.2 and 10.4, respectively. The full text of each are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The Exhibit Index attached to this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MedQuist Holdings Inc.
Date: August 16, 2011	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel and Chief Compliance Officer

Exhibit Index

Exhibit No.	Description of Exhibit
10.1	Agreement and Release, dated August 2, 2011, by and between Robert Aquilina and the Company Group.
10.2	Separation Agreement and General Release, dated August 2, 2011, by and between Michael Seedman and the Company.
10.3	Amendment to Share Option Agreement, dated August 2, 2011, by and between Robert Aquilina and the Company.
10.4	Amendment to Share Option Agreement, effective August 2, 2011, by and between Michael Seedman and the Company.